Exhibit (g)(5)


                               Scudder Growth Fund
                             Two International Place
                        Boston, Massachusetts 02110-4103




March 20, 2003



Ms. Jean S. Carr
State Street Bank and Trust Company
Investor Relations LCC/2S
Lafayette Corporate Center
2 Avenue de Lafayette
Boston, MA  02111

Re:      Addition of Series
         ------------------

Dear Ms. Carr:

This is to advise you that Scudder Growth Fund (the "Fund") has established one
(1) new series of shares to be known as Scudder Strategic Growth Fund (the "Series"), with the following classes; Class A, Class B and Class C. The addition of the Series will be finalized effective March 31, 2003. The Fund hereby requests that you consent to act as Custodian for the new series, as of that date.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Fund and retaining one copy for your records.

                                               SCUDDER GROWTH FUND,


                                               By: ____________________________
                                               Name:    John Millette
                                               Title:   Vice President



Agreed to this  __ day of ___________, 2003

STATE STREET BANK AND TRUST COMPANY

By:      ____________________________
Name:
Title: